Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, (the “Agreement”) made this 13 day of October 2009 (the “Effective Date”), by and among Bristol Investment Fund, Ltd., a Cayman Islands company with a registered office at Caledonian House, 69 Roy’s Drive, P.O. Box 1043, Grand Cayman KY1-1102, Cayman Islands (“Seller”) and Theorem Group, LLC, with offices at 2049 Century Park East, Suite 3630, Los Angeles, CA 90067 (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller holds 25,000 shares of Series G convertible preferred stock (the “Preferred Shares”) of Oxis International, Inc. (the “Company”), represented by stock certificate number G-01 (the “Preferred Stock Certificate”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Preferred Shares have an aggregate stated value of $25,000.00 and are governed by the terms set forth in the Certificate of Designation for the Preferred Shares (the “Certificate of Designation”), a copy of which is attached hereto as Exhibit B;

WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Preferred Shares, for an aggregate purchase price of $25,000.00 (the “Purchase Price”), which Purchase Price shall be paid through the issuance of a promissory note by Buyer to Seller in the original principal amount of $25,000.00, in the form attached hereto as Exhibit C (the “Note”);

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Buyer and Seller agree as follows:

1.           Purchase of Preferred Shares.  On the Closing Date, as defined below, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Seller agrees to sell, and the Buyer agrees to purchase, the Preferred Shares.  The Buyer shall deliver to the Seller (i) a copy of the executed Note on the Closing Date via electronic mail or facsimile, and (ii) the originally executed Note via overnight courier to the address specified by Seller within one (1) business day after the Closing Date.  The Seller shall deliver to the Buyer (i) a copy of the Preferred Stock Certificate on the Closing date via electronic mail or facsimile, and (ii) the original Preferred Stock Certificate via overnight courier to the address specified by Buyer within one (1) business day after the Closing Date.   The Closing Date shall be the date that this Agreement is fully executed.

2.           Closing. On the Closing Date, the parties shall perform, in order:

a)           Buyer shall deliver a fully executed copy of this Agreement;

b)           Seller shall deliver a fully executed copy of this Agreement;

c)           Buyer shall deliver an executed copy of the Note to the Seller, with the originally executed Note to be delivered to Seller via overnight courier within one (1) business day after the Closing Date to the address specified by Seller; and

d)           Seller shall deliver a copy of the Preferred Stock Certificate to the Buyer, with the original Preferred Stock Certificate to be delivered to Buyer via overnight courier within one (1) business day after the Closing Date to the address specified by Buyer.

3.           Transfer of Preferred Shares to Buyer.  Seller and Buyer acknowledge and agree that the sale of the Preferred Shares from Seller to Buyer shall terminate any and all of Seller’s rights to and under the Preferred Shares, and such rights shall vest immediately with Buyer on the Closing Date.  Seller does not bear any responsibility for instructing or otherwise causing the Company to cancel the Preferred Stock Certificate in Seller’s name and reissue such certificate in Buyer’s name (the “Stock Certificate Transfer”).  Buyer agrees and acknowledges that responsibility for the Stock Certificate Transfer shall rest solely with the Buyer.  Seller agrees to cooperate with Buyer in Buyer’s efforts to effectuate the Stock Certificate Transfer should Seller’s cooperation become necessary, but such cooperation shall not be deemed an obligation under this Agreement or any other agreement.

4.           Representations and Warranties of Seller.   Seller hereby represents and warrants to Buyer, through the date and time of the Closing Date, that the statements in the following paragraphs of this Section 4 are all true and complete as of the Effective Date:

a)           Title to Preferred Shares.  Seller is the record and beneficial owner and has sole managerial and dispositive authority with respect to the Preferred Shares.  The sale and delivery of the Preferred Shares will vest in Buyer the legal and valid title to the Preferred Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever.

b)           Full Power and Authority. Seller represents that it has full power and authority to enter into this Agreement.

c)           No brokerage or finder's fees or commissions are or will be payable by any party as a result of actions taken by Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

5.           Representations and Warranties of Buyer.   Buyer hereby represents and warrants to Seller, through the date and time of the Closing Date, that the statements in the following paragraphs of this Section 5 are all true and complete as of the Effective Date:

a)           Exempt Transaction; Legend.   Buyer understands that the offering and sale of the Preferred Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) and exempt from registration or qualification under any state law.

b)           Full Power and Authority.  Buyer represents that it has full power and authority to enter into this Agreement.

c)            Information Concerning the Company.  Buyer has conducted his own due diligence with respect to the Company and its liabilities and believes it has enough information upon which to base its decision to purchase the Preferred Shares.

d)           No brokerage or finder's fees or commissions are or will be payable by any party as a result of actions taken by Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

6.           Governing Law; Jurisdiction.  Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York.  Buyer and Seller hereby irrevocably and unconditionally submit for themselves and their property, to the nonexclusive jurisdiction of Federal and State courts of the State of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in New York, or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses including but not limited to court costs incurred with the investigation, preparation and prosecution of such action or proceeding.

7.           Termination.  The parties may not, except for a material breach or failure of a condition or requirement, terminate this Agreement.

8.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

9.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  A telefaxed copy or electronic copy in PDF format of this Agreement shall be deemed an original.

10.           Headings.  The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

11.           Costs, Expenses.  Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

12.           Modifications and Waivers.  No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and Seller. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy.  All remedies, either under this Agreement, by law, or otherwise afforded the parties shall be cumulative and not alternative.

13.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

14.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

15.           Further Assurances.   From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

16.           Term, Survival.  This Agreement is effective from the Effective Date hereof, and shall remain in effect until all the rights and obligations of the parties hereto have been fully performed.

17.           Notices.  All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a)           if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,

b)           if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and

c)           if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such person to the other person pursuant to notice given by such person in accordance with the provisions of this Section 17.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER	BUYER

BRISTOL INVESTMENT FUND, LTD.	THEOREM GROUP, LLC

/s/ Paul Kessler	/s/ Anshuman Dube
Name: Paul Kessler	Name: Anshuman "Andy" Dube
Title: Director	Title: Managing Director